UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 4, 2007 (June 4, 2007)

Chemtura Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-15339	52-2183153
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

199 Benson Road, Middlebury, Connecticut		06749
(Address of principal executive offices)		(Zip Code)

(203) 573-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Chemtura Corporation announced today that the Company plans to restructure its global supply chain for standard antioxidants in order to position itself to be more competitive in the world plastics market and to more effectively serve its global customers. The restructuring supports Chemtura’s overall objectives of reducing costs and optimizing its global manufacturing footprint, while maintaining the Company’s strong commitment to the antioxidants business. This restructuring, which includes the closing and/or divesting of selective sites in Europe, as well as potential investments in other parts of the world to better meet customer needs, will result in pre-tax charges, principally severance costs, of approximately $15 million to $20 million and accelerated depreciation of approximately $30 million to $35 million in the second and third quarters of 2007.

Chemtura’s manufacturing facilities at Pedrengo and Ravenna, Italy, and Catenoy, France will be affected by these changes. During the third quarter of 2007, the Company intends to end standard antioxidant production and to close the antioxidant facilities at Pedrengo and Ravenna and also proposes to shut down two intermediate chemical products at Catenoy. The intermediates produced at Catenoy are used at the Pedrengo facility. Approximately 125 to 135 employees would be affected at Pedrengo, about 25 to 35 at Ravenna and around 35 at Catenoy.

A copy of the press release announcing the restructuring of the antioxidants business is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

*     *     *

(d) Exhibits

Exhibit Number	Exhibit Description

99.1	Press Release dated June 4, 2007

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chemtura Corporation (Registrant)
By /s/ Barry J. Shainman Name: Barry J. Shainman Title: Vice President and Secretary

Date:	June 4, 2007

Exhibit Index

Exhibit Number	Exhibit Description

99.1	Press Release dated June 4, 2007